UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2022 (November 29, 2022)

GREENBACKER RENEWABLE ENERGY CO LLC

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-55610 (Commission File Number)	80-0872648 (IRS Employer Identification No.)

230 Park Avenue, Suite 1560

New York, NY 10169

Tel (646) 237-7884

(Address, including zip code and telephone number, including area code, of principal executive office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act: Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

The description of the Credit Agreement (as defined below) set forth under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 29, 2022, GREC Holdings 1 LLC (“Borrower”), an indirect, wholly-owned subsidiary of Greenbacker Renewable Energy Company LLC (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with Fifth Third Bank, National Association (“Fifth Third”), KeyBanc Capital Markets Inc., Wells Fargo Bank, National Association, and each lender from time to time party thereto (the “Lenders”). Fifth Third serves as administrative agent and Wells Fargo Securities, LLC serves as sustainability structuring agent. The Credit Agreement provides for aggregate commitments of up to $150,000,000 for secured revolving loans and letter of credit issuances (the “Credit Facility”).

The proceeds of the Credit Facility are intended to be used by Borrower to refinance certain indebtedness of Borrower and provide (i) working capital financing for Borrower, (ii) funds for other general corporate purposes of Borrower and its affiliates (including for capital expenditures, acquisitions, the payment of transaction fees and expenses and other investments), and (iii) funds for other purposes not prohibited by the Credit Agreement or the other loan documents.

Loans under the Credit Facility bear interest at a rate per annum equal to (i) in the case of term Secured Overnight Financing Rate (SOFR) loans, a rate based on the forward-looking SOFR administered by CME Group, Inc. plus a spread adjustment plus the applicable specified margin which varies from 175.0 to 200.0 basis points per annum depending on the Borrower’s Total Leverage Ratio (as defined in the Credit Agreement); or (ii) in the case of base rate loans, the base rate (which is 0.50% plus the greater of (a) the administrative agent’s prime rate, (b) the index floor, or 0%, and (c) the federal funds rate) plus a specified margin which varies from 75.0 to 100.0 basis points per annum based upon the Borrower’s Total Leverage Ratio. Borrower must also pay a commitment fee of 50.0 basis points per annum on the aggregate unused commitments.

Loans under the Credit Facility will mature on the earliest of (i) November 29, 2027, (ii) the date an earlier termination pursuant to an event of default specified in the Credit Agreement occurs, and (iii) the date of indefeasible prepayment in full by Borrower of all credit obligations outstanding under the Credit Agreement.

Borrowings under the Credit Facility are secured by the equity interest held by Greenbacker Renewable Energy Corporation, a wholly-owned subsidiary of the Company (the “Guarantor”), in Borrower. The Guarantor has contributed certain Class B interests held in certain of its underlying subsidiaries to Borrower, entitling Borrower to receive certain cash payments. Subject to the exceptions stated in the Credit Agreement, all obligations under the Credit Facility are guaranteed by the Guarantor until such time as Borrower can provide audited financial statements for a full fiscal year.

The Credit Agreement contains customary representations and warranties of Borrower. The Credit Agreement also contains various restrictions and covenants applicable to Borrower and its subsidiaries, including negative covenants that limit or restrict dividends, indebtedness, mergers and fundamental changes, acquisitions, asset sales, liens and encumbrances, sale leasebacks, transactions with affiliates, changes in fiscal year and other matters customarily restricted in such agreements. Borrower must maintain a Total Leverage Ratio of not more than 5.50 to 1.00 as of the end of any fiscal quarter and an Interest Coverage Ratio (as defined in the Credit Agreement) of less than 1.75 to 1.00 as of the end of any fiscal quarter.

The Credit Agreement contains events of default customary for facilities of this type. Upon the occurrence of certain events of default, the administrative agent may, and at the instruction of the Lender(s), among other remedies, suspend the commitments of Lenders and any obligation of the letter of credit issuer to make letter of credit extensions, terminate the commitments of Lenders and any obligation of the letter of credit issuer to make letter of credit extensions, and declare the outstanding loans and other obligations under the Credit Facility immediately due and payable.

The foregoing descriptions of the Credit Agreement and the Credit Facility are not complete and are qualified in their entirety by reference to the full text of the Credit Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the period ended December 31, 2022.

On November 29, 2022, the Company issued a press release announcing the entry into the Credit Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01.	Other Events.

Greenbacker Renewable Energy Company LLC (the “Company”) announced that on November 30, 2022, the Company declared that the October 31, 2022 monthly share value per share for the Company’s share classes effective December 1, 2022 are as set forth below:

Share Class	Monthly Share Value
A	$8.301
C	$8.159
I	$8.300
P-A	$8.612
P-I	$8.801
P-D	$8.817
P-T	$8.863
P-S	$8.853

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release by Greenbacker Renewable Energy Company LLC, dated November 29, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2022	Greenbacker Renewable Energy Company LLC

	By:	/s/ Charles Wheeler
	Name:	Charles Wheeler
	Title:	Chief Executive Officer